Exhibit 99

FOR IMMEDIATE RELEASE

March 23, 2022

GENERAL MILLS REPORTS FISCAL 2022 THIRD-QUARTER RESULTS

AND RAISES FULL-YEAR OUTLOOK

•	Net sales essentially matched year-ago results at $4.5 billion; organic net sales[1] were up 4 percent

•	Operating profit declined 1 percent to $815 million; adjusted operating profit was down 6 percent in constant currency

•	Diluted earnings per share (EPS) of $1.08 increased 13 percent from the prior year; adjusted diluted EPS of $0.84 increased 2 percent in constant currency

•	Company raises full-year fiscal 2022 outlook

¹	Please see Note 8 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – March 23, 2022 – General Mills (NYSE: GIS) today reported results for the third quarter ended February 27, 2022.

“Our solid execution in a highly volatile environment enabled us to close the third quarter with improved momentum,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “Demand for our brands remains robust, and our team has shown great agility to overcome disruptions throughout the supply chain and deliver for our customers and consumers. We expect to drive strong growth in the fourth quarter, fueled by accelerating net price realization. With confidence in our plans and positive momentum on our business, we’re raising our guidance for fiscal 2022.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and being a force for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including its recent pet treats acquisition and European yogurt and dough divestitures, to further enhance its growth profile.

General Mills expects changes in consumer behaviors driven by the COVID-19 pandemic will result in ongoing elevated consumer demand for food at home, relative to pre-pandemic levels. These changes include more time spent working from home and increased consumer appreciation for cooking and baking. In addition, an increase in the pet population and further humanization and premiumization of pet food during the pandemic are expected to create tailwinds for the pet food category. The company plans to capitalize on these opportunities, addressing evolving consumer needs through its leading brands, innovation, and advantaged capabilities to generate profitable growth.

Third Quarter Results Summary

•

Net sales were essentially flat to last year at $4.5 billion, including a 3-point net headwind from divestiture and acquisition activity. Organic net sales increased 4 percent, reflecting 7 points of positive organic net price realization and mix, partially offset by a 4-point headwind from lower organic pound volume.

•

Gross margin was down 350 basis points to 30.9 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by favorable net price realization and mix. Adjusted gross margin was down 160 basis points to 31.4 percent of net sales, driven by input cost inflation, supply chain deleverage, and higher other cost of goods sold, partially offset by favorable net price realization and mix and Holistic Margin Management (HMM) cost savings.

•

Operating profit of $815 million was down 1 percent, driven primarily by lower gross profit dollars and less favorable investment activity, partially offset by a gain on divestitures. Operating profit margin of 18.0 percent was down 30 basis points. Constant-currency adjusted operating profit declined 6 percent, driven by lower adjusted gross profit dollars. Adjusted operating profit margin decreased 90 basis points to 14.9 percent.

•

Net earnings attributable to General Mills were up 11 percent to $660 million and diluted EPS was up 13 percent to $1.08, driven primarily by a lower adjusted tax rate and lower net interest expense. Adjusted diluted EPS of $0.84 increased 2 percent in constant currency, driven primarily by lower net interest expense, higher after-tax earnings from joint ventures, and lower net earnings attributable to redeemable and noncontrolling interests, partially offset by lower adjusted operating profit.

•

On a 2-year compound growth basis, relative to pre-pandemic levels, third-quarter results included: net sales up 4 percent and organic net sales up 5 percent; operating profit up 12 percent and adjusted operating profit down 1 percent in constant currency; and diluted EPS up 21 percent and constant-currency adjusted diluted EPS up 4 percent.

Nine Month Results Summary

•

Net sales increased 4 percent to $14.1 billion, including 1 point of favorable foreign currency exchange and a 1-point net headwind from divestiture and acquisition activity. Organic net sales increased 4 percent, reflecting 5 points of positive organic net price realization and mix, partially offset by a 1-point headwind from lower organic pound volume.

•

Gross margin was down 300 basis points to 32.8 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by favorable net price realization and mix. Adjusted gross margin was down 210 basis points to 32.8 percent of net sales, driven by input cost inflation, supply chain deleverage, and higher other cost of goods sold, partially offset by favorable net price realization and mix and HMM cost savings.

•

Operating profit of $2.5 billion was down 5 percent, driven primarily by lower gross profit dollars, partially offset by lower selling, general, and administrative (SG&A) expenses. Operating profit margin of 17.4 percent was down 170 basis points. Constant-currency adjusted operating profit declined 5 percent, driven by lower adjusted gross profit dollars, partially offset by lower adjusted SG&A expenses. Adjusted operating profit margin decreased 130 basis points to 16.4 percent.

•

Net earnings attributable to General Mills were down 2 percent to $1.9 billion and diluted EPS was down 1 percent to $3.07, primarily reflecting lower operating profit, partially offset by lower net interest expense and a effective tax rate. Adjusted diluted EPS of $2.82 was down 2 percent in constant currency, driven primarily by lower adjusted operating profit, partially offset by lower net interest expense.

•

On a 2-year compound growth basis, relative to pre-pandemic levels, nine-month results included: net sales and organic net sales each up 6 percent; operating profit up 8 percent and adjusted operating profit up 3 percent in constant currency; diluted EPS up 10 percent and adjusted diluted EPS up 6 percent in constant currency.

Operating Segment Results

In the third quarter of fiscal 2022, General Mills announced a new organization structure to streamline its global operations. As a result of these changes, beginning in the third quarter of fiscal 2022, the company is reporting results for its four operating segments as follows: North America Retail, Pet, North America Foodservice, and International. Net sales by segment and segment operating profit amounts have been restated to reflect the new operating segments (please see Note 2 below for more information on our operating segments).

Note: Tables may not foot due to rounding.

Components of Fiscal 2022 Reported Net Sales Growth
Third Quarter	Volume		Price/Mix		Foreign Exchange		Reported Net Sales
North America Retail	(8	) pts	9	pts	—		1%
Pet	7	pts	23	pts	—		30%
North America Foodservice	4	pts	18	pts	—		22%
International	(34	) pts	12	pts	(2	) pts	(23)%

Total	(10	) pts	11	pts	—		Flat

Nine Months
North America Retail	(7	) pts	7	pts	—		Flat
Pet	11	pts	17	pts	—		28%
North America Foodservice	8	pts	16	pts	—		24%
International	(14	) pts	7	pts	1	pt	(5)%

Total	(4	) pts	7	pts	1	pt	4%

Components of Fiscal 2022 Organic Net Sales Growth
Third Quarter	Organic Volume		Organic Price/Mix		Organic Net Sales	Foreign Exchange		Acquisitions & Divestitures		Reported Net Sales
North America Retail	(8	) pts	9	pts	1%	—		—		1%
Pet	3	pts	13	pts	16%	—		14	pts	30%
North America Foodservice	4	pts	18	pts	22%	—		—		22%
International	(3	) pts	2	pts	(1)%	(2	) pts	(20	) pts	(23)%

Total	(4	) pts	7	pts	4%	—		(3	) pts	Flat

Nine Months
North America Retail	(7	) pts	7	pts	Flat	—		—		Flat
Pet	8	pts	9	pts	16%	—		12	pts	28%
North America Foodservice	8	pts	16	pts	24%	—		—		24%
International	—		1	pt	1%	1	pt	(8	) pts	(5)%

Total	(1	) pt	5	pts	4%	1	pt	(1	) pt	4%

Fiscal 2022 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(3)%	(3)%
Pet	8%	8%
North America Foodservice	(13)%	(13)%
International	(13)%	(16)%

Total	(2)%	(3)%

Nine Months
North America Retail	(7)%	(7)%
Pet	15%	15%
North America Foodservice	27%	27%
International	(14)%	(18)%

Total	(3)%	(4)%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment increased 1 percent to $2.81 billion, driven by favorable net price realization and mix, partially offset by lower pound volume. Organic net sales were 1 percent above year-ago results that grew 11 percent. On a 2-year compound growth basis, relative to pre-pandemic levels, third-quarter organic net sales were up 6 percent. Net sales were up 4 percent in U.S. Morning Foods, which represents the combination of the previous U.S. Cereal and U.S. Yogurt units, and up 3 percent in U.S. Snacks. Net sales for the U.S. Meals & Baking Solutions and Canada units were each down 2 percent. Net sales performance lagged Nielsen-measured retail sales growth by approximately 3 points in the quarter, driven by supply shortages on the refrigerated dough, pizza, and hot snacks categories. The company took actions to address the shortages and drove notable improvement in customer service levels on those platforms in the final weeks of the quarter. Segment operating profit of $612 million was down 3 percent as reported and in constant currency, driven primarily by higher input costs and lower volume, partially offset by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, segment operating profit was up 5 percent in constant currency.

Through nine months, North America Retail segment net sales were essentially in line with last year at $8.57 billion. Organic net sales were flat to last year. On a 2-year compound growth basis, nine-month organic net sales were up 6 percent. Segment operating profit of $1.94 billion was down 7 percent as reported and in constant currency, driven primarily by higher input costs and lower volume, partially offset by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, nine-month segment operating profit was up 3 percent in constant currency.

Pet Segment

Third-quarter net sales for the Pet segment increased 30 percent to $568 million, driven by favorable net price realization and mix and strong volume growth. Net sales results in the quarter included a 14-point benefit from the pet treats acquisition. Organic net sales were up 16 percent. Segment operating profit increased 8 percent to $111 million, driven primarily by favorable net price realization and mix and higher volume, including benefits from the pet treats acquisition, partially offset by higher input costs and higher SG&A expenses.

Through nine months, Pet segment net sales increased 28 percent to $1.65 billion, driven by favorable net price realization and mix and positive contributions from volume growth. Organic net sales were up 16 percent. Segment operating profit increased 15 percent to $357 million, driven primarily by favorable net price realization and mix and higher volume, including benefits from the pet treats acquisition, partially offset by higher input costs and higher SG&A expenses.

North America Foodservice Segment

Third-quarter net sales for the North America Foodservice segment increased 22 percent to $437 million, driven by favorable net price realization and mix, including market index pricing on bakery flour, and positive contributions from volume growth. On a 2-year compound growth basis, relative to pre-pandemic levels, third-quarter net sales were down 3 percent. Segment operating profit decreased 13 percent to $35 million, driven by higher input costs, partially offset by favorable net price realization and mix. On a 2-year compound growth basis, segment operating profit was down 29 percent.

Through nine months, North America Foodservice net sales increased 24 percent to $1.32 billion. On a 2-year compound growth basis, nine-month net sales were down 4 percent. Segment operating profit increased 27 percent to $175 million, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs. On a 2-year compound growth basis, nine-month segment operating profit was down 13 percent.

International Segment

Third-quarter net sales for the International segment were down 23 percent to $721 million, including a 20-point headwind from the divestitures of the European yogurt and dough businesses and 2 points of unfavorable foreign currency exchange. Organic net sales were down 1 percent, reflecting a difficult comparison to year-ago results that were up 10 percent. On a 2-year compound growth basis, third-quarter organic net sales were up 4 percent. Segment operating profit of $36 million was down 13 percent as reported and down 16 percent in constant currency, driven primarily by lower volume, including the impact of the European yogurt and dough divestitures, and higher input costs, partially offset by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, segment operating profit was up 1 percent in constant currency.

Through nine months, International net sales declined 5 percent to $2.57 billion, including an 8-point headwind from the divestitures of the European yogurt and dough businesses and 1 point of favorable foreign currency exchange. Organic net sales were up 1 percent. On a 2-year compound growth basis, nine-month organic net sales were up 5 percent. Segment operating profit of $156 million was down 14 percent as reported and down 18 percent in constant currency, driven primarily by higher input costs and lower volume, including the impact of the European yogurt and dough divestitures, partially offset by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, nine-month segment operating profit was up 5 percent in constant currency.

Joint Venture Summary

Third-quarter net sales for Cereal Partners Worldwide (CPW) were up 1 percent in constant currency, driven by positive net price realization and mix, partially offset by lower volume. Constant-currency net sales increased 9 percent for Häagen-Dazs Japan (HDJ), driven by strong core performance and improved distribution. Combined after-tax earnings from joint ventures were $30 million compared to $12 million a year ago, driven by higher profit at CPW. Through nine months, after-tax earnings from joint ventures increased 3 percent to $92 million. On a 2-year compound growth basis, after-tax earnings from joint ventures were up 66 percent in the third quarter and up 27 percent through nine months.

Other Income Statement Items

Unallocated corporate items totaled $141 million net expense in the third quarter of fiscal 2022, compared to $24 million of income a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $117 million net expense this year compared to $98 million net expense last year.

The company recorded a net $170 million pre-tax gain on divestitures in the third quarter (please see Note 3 below for more information on these items). Restructuring, impairment, and other exit costs totaled $7 million in the third quarter compared to $11 million a year ago. An additional $2 million of restructuring and project-related charges was recorded in cost of sales this year compared to $1 million a year ago (please see Note 4 below for more information on these charges).

Net interest expense totaled $86 million in the third quarter compared to $106 million a year ago, driven primarily by lower average long-term debt balances. The effective tax rate in the quarter was 16.3 percent compared to 21.5 percent last year (please see Note 7 below for more information on our effective tax rate). The adjusted effective tax rate was 21.0 percent compared to 21.6 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities increased 1 percent to $2.23 billion through nine months of fiscal 2022, driven primarily by changes in inventories, partially offset by a gain on divestitures, changes in accounts payable, and lower net earnings. Capital investments of $351 million were up 1 percent from a year ago. Dividends paid essentially matched year-ago levels at $934 million. General Mills repurchased approximately 8.8 million shares of common stock through nine months of fiscal 2022 for a total of $550 million. Average diluted shares outstanding decreased 1 percent to 614 million.

Fiscal 2022 Outlook

General Mills raised its guidance for fiscal 2022 to reflect year-to-date performance and an outlook for strong top- and bottom-line growth in the fourth quarter. The company’s updated full-year fiscal 2022 financial targets are summarized below:

•

Organic net sales are now expected to increase approximately 5 percent, including an expectation for organic net price realization and mix to increase sequentially from the third quarter to the fourth quarter. Full-year organic net sales were previously expected to increase 4 to 5 percent.

•

Constant-currency adjusted operating profit is now expected to range between down 2 percent and flat, reflecting the increased guidance on organic net sales. For the full year, the company continues to expect input cost inflation of 8 to 9 percent and significant costs related to supply chain disruptions. Adjusted operating profit was previously expected to decline 4 to 1 percent.

•

Constant-currency adjusted diluted EPS are now expected to range between flat and up 2 percent, driven by the higher outlook on adjusted operating profit. Adjusted diluted EPS were previously expected to range between down 2 percent and up 1 percent.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, and foreign currency exchange is expected to reduce full-year reported net sales growth by approximately 1 percent, and foreign currency exchange is not expected to have a material impact on adjusted operating profit growth or adjusted diluted EPS growth.

General Mills will issue pre-recorded management remarks today, March 23, 2022, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2022 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Kelsey Roemhildt: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,		Feb. 27,	Feb. 28,
	2022	2021	% Change	2022	2021	% Change
Net sales	$4,537.7	$4,520.0	—%	$14,101.6	$13,603.4	4%
Cost of sales	3,134.0	2,966.1	6%	9,469.3	8,738.0	8%
Selling, general, and administrative expenses	751.4	716.3	5%	2,337.6	2,256.6	4%
Divestitures gain	(170.1)	—	NM	(170.1)	—	NM
Restructuring, impairment, and other exit costs	7.1	11.0	(35)%	5.1	11.9	(57)%

Operating profit	815.3	826.6	(1)%	2,459.7	2,596.9	(5)%
Benefit plan non-service income	(27.1)	(33.4)	(19)%	(84.4)	(99.6)	(15)%
Interest, net	86.5	106.0	(18)%	275.1	317.7	(13)%

Earnings before income taxes and after-tax earnings from joint ventures	755.9	754.0	-%	2,269.0	2,378.8	(5)%
Income taxes	123.2	162.0	(24)%	451.8	522.2	(13)%
After-tax earnings from joint ventures	29.9	11.8	153%	92.0	89.5	3%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	662.6	603.8	10%	1,909.2	1,946.1	(2)%
Net earnings attributable to redeemable and noncontrolling interests	2.3	8.1	(72)%	24.7	23.1	7%

Net earnings attributable to General Mills	$660.3	$595.7	11%	$1,884.5	$1,923.0	(2)%

Earnings per share – basic	$1.09	$0.97	12%	$3.10	$3.13	(1)%

Earnings per share – diluted	$1.08	$0.96	13%	$3.07	$3.10	(1)%

	Quarter Ended			Nine-Month Period Ended
	Feb. 27,	Feb. 28,	Basis Pt	Feb. 27,	Feb. 28,	Basis Pt
Comparisons as a % of net sales:	2022	2021	Change	2022	2021	Change
Gross margin	30.9%	34.4%	(350)	32.8%	35.8%	(300)
Selling, general, and administrative expenses	16.6%	15.8%	80	16.6%	16.6%	—
Operating profit	18.0%	18.3%	(30)	17.4%	19.1%	(170)
Net earnings attributable to General Mills	14.6%	13.2%	140	13.4%	14.1%	(70)

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding	Feb. 27,	Feb. 28,	Basis Pt	Feb. 27,	Feb. 28,	Basis Pt
certain items affecting comparability (a):	2022	2021	Change	2022	2021	Change
Adjusted gross margin	31.4%	33.0%	(160)	32.8%	34.9%	(210)
Adjusted operating profit	14.9%	15.8%	(90)	16.4%	17.7%	(130)
Adjusted net earnings attributable to General Mills	11.3%	11.2%	10	12.3%	13.1%	(80)

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 27, 2022	Feb. 28, 2021	% Change	Feb. 27, 2022	Feb. 28, 2021	% Change
Net sales:
North America Retail	$2,811.9	$2,786.0	1%	$8,567.1	$8,539.3	Flat
International	721.0	939.8	(23)%	2,566.0	2,710.9	(5)%
Pet	567.7	436.3	30%	1,649.1	1,288.0	28%
North America Foodservice	437.1	357.9	22%	1,319.4	1,065.2	24%

Total	$4,537.7	$4,520.0	Flat	$14,101.6	$13,603.4	4%

Operating profit:
North America Retail	$611.5	$628.8	(3)%	$1,935.5	$2,076.8	(7)%
International	35.9	41.4	(13)%	155.9	180.8	(14)%
Pet	110.6	102.3	8%	357.3	311.9	15%
North America Foodservice	35.2	40.6	(13)%	174.9	137.6	27%

Total segment operating profit	$793.2	$813.1	(2)%	2,623.6	$2,707.1	(3)%

Unallocated corporate items	140.9	(24.5)	NM	328.9	98.3	235%
Divestitures gain	(170.1)	—	NM	(170.1)	—	NM
Restructuring, impairment, and other exit costs	7.1	11.0	(35)%	5.1	11.9	(57)%

Operating profit	$815.3	$826.6	(1)%	$2,459.7	$2,596.9	(5)%

	Quarter Ended			Nine-Month Period Ended
	Feb. 27, 2022	Feb. 28, 2021	Basis Pt Change	Feb. 27, 2022	Feb. 28, 2021	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	21.7%	22.6%	(90)	22.6%	24.3%	(170)
International	5.0%	4.4%	60	6.1%	6.7%	(60)
Pet	19.5%	23.4%	(390)	21.7%	24.2%	(250)
North America Foodservice	8.1%	11.3%	(320)	13.3%	12.9%	40

Total segment operating profit	17.5%	18.0%	(50)	18.6%	19.9%	(130)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Feb. 27, 2022	Feb. 28, 2021	May 30, 2021
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$844.4	$2,754.2	$1,505.2
Receivables	1,750.4	1,776.2	1,638.5
Inventories	1,710.0	1,758.8	1,820.5
Prepaid expenses and other current assets	723.8	323.2	790.3

Total current assets	5,028.6	6,612.4	5,754.5
Land, buildings, and equipment	3,287.9	3,505.5	3,606.8
Goodwill	14,546.7	14,034.6	14,062.4
Other intangible assets	7,010.9	7,148.3	7,150.6
Other assets	1,269.7	1,348.0	1,267.6

Total assets	$31,143.8	$32,648.8	$31,841.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,474.6	$3,391.6	$3,653.5
Current portion of long-term debt	600.7	3,899.8	2,463.8
Notes payable	724.3	184.6	361.3
Other current liabilities	2,039.4	2,113.7	1,787.2

Total current liabilities	6,839.0	9,589.7	8,265.8
Long-term debt	10,944.7	9,766.6	9,786.9
Deferred income taxes	2,166.0	2,006.2	2,118.4
Other liabilities	1,118.4	1,502.4	1,292.7

Total liabilities	21,068.1	22,864.9	21,463.8
Redeemable interest	—	596.0	604.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,162.3	1,353.8	1,365.5
Retained earnings	17,713.1	16,655.0	17,069.8
Common stock in treasury, at cost, shares of 152.4, 142.8, and 146.9	(7,015.3)	(6,351.3)	(6,611.2)
Accumulated other comprehensive loss	(2,122.7)	(2,842.7)	(2,429.2)

Total stockholders’ equity	9,812.9	8,890.3	9,470.4
Noncontrolling interests	262.8	297.6	302.8

Total equity	10,075.7	9,187.9	9,773.2

Total liabilities and equity	$31,143.8	$32,648.8	$31,841.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 27, 2022	Feb. 28, 2021
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,909.2	$1,946.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	430.6	454.5
After-tax earnings from joint ventures	(92.0)	(89.5)
Distributions of earnings from joint ventures	49.0	41.9
Stock-based compensation	80.3	69.5
Deferred income taxes	81.3	110.9
Pension and other postretirement benefit plan contributions	(20.7)	(25.7)
Pension and other postretirement benefit plan costs	(10.6)	(25.5)
Divestitures gain	(170.1)	—
Restructuring, impairment, and other exit costs	(62.5)	5.7
Changes in current assets and liabilities, excluding the effects of acquisition and divestitures	91.5	(145.4)
Other, net	(57.9)	(134.6)

Net cash provided by operating activities	2,228.1	2,207.9

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(350.6)	(346.4)
Acquisition	(1,201.3)	—
Proceeds from divestitures, net of cash divested	46.1	—
Investments in affiliates, net	30.1	18.1
Proceeds from disposal of land, buildings, and equipment	1.6	1.8
Other, net	12.3	(5.5)

Net cash used by investing activities	(1,461.8)	(332.0)

Cash Flows - Financing Activities
Change in notes payable	471.5	(96.9)
Issuance of long-term debt	1,935.2	1,576.5
Payment of long-term debt	(2,278.2)	(1,159.0)
Debt exchange participation incentive cash payment	—	(201.4)
Proceeds from common stock issued on exercised options	96.2	39.4
Purchases of common stock for treasury	(550.5)	(0.6)
Dividends paid	(934.1)	(932.4)
Distributions to noncontrolling and redeemable interest holders	(110.8)	(47.9)
Other, net	(26.8)	(30.4)

Net cash used by financing activities	(1,397.5)	(852.7)

Effect of exchange rate changes on cash and cash equivalents	(29.6)	53.2

(Decrease) increase in cash and cash equivalents	(660.8)	1,076.4
Cash and cash equivalents - beginning of year	1,505.2	1,677.8

Cash and cash equivalents - end of period	$844.4	$2,754.2

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisition and divestitures:
Receivables	$(214.5)	$(119.2)
Inventories	102.5	(302.2)
Prepaid expenses and other current assets	41.5	58.8
Accounts payable	(14.0)	154.7
Other current liabilities	176.0	62.5

Changes in current assets and liabilities	$91.5	$(145.4)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

In the third quarter of fiscal 2022, we completed a new organization structure to streamline our global operations. This global reorganization required us to reevaluate our operating segments. Under our new organization structure, our chief operating decision maker assesses performance and makes decisions about resources to be allocated to our operating segments as follows: North America Retail; International; Pet; and North America Foodservice. We have restated our net sales by segment and segment operating profit amounts to reflect our new operating segments. These segment changes had no effect on previously reported consolidated net sales, operating profit, net earnings attributable to General Mills, or earnings per share.

Our North America Retail operating segment includes convenience store businesses from our former Convenience Stores & Foodservice segment. Within our North America Retail operating segment, our former U.S. Cereal operating unit and U.S. Yogurt operating unit have been combined into the U.S. Morning Foods operating unit. Additionally, the U.S. Meals & Baking Solutions operating unit combines the former U.S. Meals & Baking operating unit with certain businesses from the U.S. Snacks operating unit. The Canada operating unit excludes Canada foodservice businesses which are now included in our North America Foodservice operating segment. The resulting North America Foodservice operating segment exclusively includes our foodservice businesses. Our International operating segment combines our former Europe & Australia and Asia & Latin America operating segments. Our Pet operating segment is unchanged.

(3)

During the third quarter of fiscal 2022, we completed the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for Sodiaal’s interest in our Canadian yogurt business, a modified agreement for the use of Yoplait and Liberté brands in the United States and Canada, and cash. We recorded a net pre-tax gain of $149 million on the sale of these businesses during the third quarter of fiscal 2022. These transactions are subject to sale price adjustments in future periods that could impact the net pre-tax gain.

During the second quarter of fiscal 2022, we entered into definitive agreements to sell our European dough businesses. During the third quarter of fiscal 2022, we recorded a net pre-tax gain on sale of $21 million related to certain of these agreements and the remaining transactions are expected to close by the end of fiscal 2022, subject to appropriate labor consultations, regulatory approvals, and other customary closing conditions. The associated assets and liabilities have an immaterial impact on the presentation of our Consolidated Balance Sheets as of February 27, 2022.

During the first quarter of fiscal 2022, we acquired the Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated the Tyson Foods’ pet treats business into our Consolidated Balance Sheets and recorded goodwill of $759 million, indefinite-lived intangible assets for the Nudges, Top Chews and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet reporting unit and is deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the Tyson Foods’ pet treats business. The consolidated results of the Tyson Foods’ pet treats business are reported in our Pet operating segment on a one-month lag. Accordingly, our Consolidated Statements of Earnings include seven months of operating results for the acquired business for the nine-month period ended February 27, 2022. In the third quarter of fiscal 2022, we recorded a purchase price adjustment that resulted in a $3 million increase to goodwill.

(4)	Restructuring and impairment charges are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 27, 2022	Feb. 28, 2021	Feb. 27, 2022	Feb. 28, 2021
Restructuring, impairment, and other exit costs	$7.1	$11.0	$5.1	$11.9
Cost of sales	2.2	0.7	2.8	1.7

Total restructuring charges	$9.3	$11.7	$7.9	$13.6

During the third quarter of fiscal 2022, we did not undertake any new restructuring actions. We recorded $9 million of restructuring charges in the third quarter of fiscal 2022 for International supply chain optimization actions and actions previously announced and $12 million of restructuring charges in the third quarter of fiscal 2021 for actions previously announced. Certain actions are subject to union negotiations and works counsel consultations, where required. We expect these actions to be completed by the end of fiscal 2024.

(5)

Unallocated corporate expense totaled $141 million in the third quarter of fiscal 2022 compared to $24 million of income in the same period in fiscal 2021. We recorded a $20 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2022 compared to a $56 million net decrease in expense in the same period last year. We recorded $11 million of net gains related to the sale of certain corporate investments and valuation adjustments in the third quarter of fiscal 2022 compared to $59 million in the third quarter of fiscal 2021. In the third quarter of fiscal 2022, we recorded $4 million of integration costs related to our acquisition of Tyson Foods’ pet treats business and $9 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and a European dough business. We recorded $2 million of restructuring charges in cost of sales in the third quarter of fiscal 2022 compared to $1 million in the same period last year. We also recorded an $8 million favorable adjustment related to a product recall in our international Green Giant business in the third quarter of fiscal 2021.

Unallocated corporate expense totaled $329 million in the nine-month period ended February 27, 2022, compared to $98 million in the same period last year. We recorded a $16 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 27, 2022, compared to a $118 million net decrease in expense in the same period last year. We recorded $21 million of net gains related to the sale of corporate investments and valuation adjustments in the nine-month period ended February 27, 2022, compared to $78 million in the same period last year. In the nine-month period ended February 27, 2022, we recorded $20 million of integration costs related to our acquisition of Tyson Foods’ pet treats business and $57 million of transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl and a European dough business. In addition, we recorded a $20 million recovery related to a Brazil indirect tax item and a $13 million insurance recovery in the nine-month period ended February 27, 2022. We also recorded $3 million of restructuring charges in costs of sales, compared to $2 million in the same period last year.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 27, 2022	Feb. 28, 2021	Feb. 27, 2022	Feb. 28, 2021
Net earnings attributable to General Mills	$660.3	$595.7	$1,884.5	$1,923.0

Average number of common shares - basic EPS	606.8	615.0	608.6	614.6
Incremental share effect from: (a)
Stock options	2.9	2.0	2.4	2.6
Restricted stock units and performance share units	2.7	2.4	2.5	2.4

Average number of common shares - diluted EPS	612.4	619.4	613.5	619.6

Earnings per share – basic	$1.09	$0.97	$3.10	$3.13
Earnings per share – diluted	$1.08	$0.96	$3.07	$3.10

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)

The effective tax rate for the third quarter of fiscal 2022 was 16.3 percent compared to 21.5 percent for the same period last year. The 5.2 percentage point decrease was primarily due to certain non-taxable components of divestiture gains and favorable changes in earnings mix by jurisdiction, partially offset by certain discrete tax benefits recorded in the third quarter of fiscal 2021. Our effective tax rate excluding certain items affecting comparability was 21.0 percent in the quarter ended February 27, 2022, compared to 21.6 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 0.6 percentage point decrease was primarily due to favorable changes in earnings mix by jurisdiction, partially offset by certain discrete tax benefits recorded in the third quarter of fiscal 2021.

The effective tax rate for the nine-month period ended February 27, 2022, was 19.9 percent compared to 22.0 percent for the same period last year. The 2.1 percentage point decrease was primarily due to certain non-taxable components of the divestitures gains and favorable changes in earnings mix by jurisdiction in fiscal 2022, partially offset by certain discrete benefits in the nine-month period ended February 28, 2021. Our effective tax rate excluding certain items affecting comparability was 21.7 percent in the nine-month period ended February 27, 2022, compared to 21.9 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 0.2 percentage point decrease is primarily due to favorable changes in earnings mix by jurisdiction in fiscal 2022, partially offset by certain discrete benefits in the nine-month period ended February 28, 2021.

(8)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2022 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2022. The unavailable information could have a significant impact on our fiscal 2022 GAAP financial results.

For fiscal 2022, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures to decrease net sales by approximately 1 point; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs and transaction costs and acquisition integration costs to total approximately $110 million to $150 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Divestitures gain

Divestitures gain related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl to Sodiaal and the sale of a European dough businesses in fiscal 2022. Please see Note 3.

Transaction costs

Transaction costs related to the sale of our interests in Yoplait SAS, Yoplait Marques SNC, and Liberté Marques Sàrl to Sodiaal and the sale of our European dough businesses in fiscal 2022. Please see Note 3.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022. Please see Note 5.

Acquisition integration costs

Integration costs resulting from the acquisition of Tyson Foods’ pet treats business. Please see Note 3.

Investment activity, net

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022 and fiscal 2021. Please see Note 5.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 5.

Restructuring charges

Restructuring charges for International supply chain optimization actions and previously announced restructuring actions in fiscal 2022. Restructuring charges for previously announced restructuring actions in fiscal 2021. Please see Note 4.

Product recall

Product recall adjustment recorded in fiscal 2021 related to our international Green Giant business. Please see Note 5.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Project related costs

Project related charges for previously announced restructuring actions in fiscal 2020.

Tax item

Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries in fiscal 2020.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Quarter Ended
	Feb. 27, 2022	Feb. 28, 2021	Change	Feb. 28, 2021	Feb. 23, 2020	Change		2-yr CAGR
Operating profit as reported	$815.3	$826.6	(1)%	$826.6	$650.8	27%		12%
Divestitures gain	(170.1)	—		—	—
Mark-to-market effects	20.0	(55.7)		(55.7)	8.6
Investment activity, net	(11.1)	(59.3)		(59.3)	3.0
Restructuring charges	9.3	11.7		11.7	12.4
Transaction costs	8.6	—		—	—
Acquisition integration costs	4.3	—		—	—
Non-income tax recovery	0.2	—		—	—
Product recall	—	(7.8)		(7.8)	—
Project related costs	—	—		—	0.4

Adjusted operating profit	$676.5	$715.6	(5)%	$715.6	$675.1	6%		Flat

Foreign currency exchange impact			Flat			1	pt

Adjusted operating profit growth, on a constant-currency basis			(6)%			5%		(1)%

	Nine-Month Period Ended			Nine-Month Period Ended
	Feb. 27, 2022	Feb. 28, 2021	Change	Feb. 28, 2021	Feb. 23, 2020	Change	2-yr CAGR
Operating profit as reported	$2,459.7	$2,596.9	(5)%	$2,596.9	$2,124.4	22%	8%
Divestitures gain	(170.1)	—		—	—
Transaction costs	56.8	—		—	—
Investment activity, net	(20.9)	(78.3)		(78.3)	6.7
Non-income tax recovery	(20.4)	—		—	—
Acquisition integration costs	20.2	—		—	—
Mark-to-market effects	(16.2)	(118.0)		(118.0)	1.0
Restructuring charges	7.9	13.6		13.6	37.2
Product recall	—	(0.7)		(0.7)	—
Project related costs	—	—		—	1.1

Adjusted operating profit	$2,317.0	$2,413.6	(4)%	$2,413.6	$2,170.3	11%	3%

Foreign currency exchange impact			Flat			1	pt

Adjusted operating profit growth, on a constant-currency basis			(5)%			11%	3%

Note: Tables may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Quarter Ended
Per Share Data	Feb. 27, 2022	Feb. 28, 2021	Change	Feb. 28, 2021	Feb. 23, 2020	Change	2-yr CAGR
Diluted earnings per share, as reported	$1.08	$0.96	13%	$0.96	$0.74	30%	21%
Divestitures gain	(0.28)	—		—	—
Mark-to-market effects	0.03	(0.07)		(0.07)	0.01
Restructuring charges	0.02	0.02		0.02	0.02
Transaction costs	0.01	—		—	—
Acquisition integration costs	0.01	—		—
Investment activity, net	(0.01)	(0.08)		(0.08)	—
Product recall	—	(0.01)		(0.01)	—
CPW restructuring charges	—	—		—	0.01

Adjusted diluted earnings per share	$0.84	$0.82	2%	$0.82	$0.77	6%	4%

Foreign currency exchange impact			Flat			Flat

Adjusted diluted earnings per share growth, on a constant-currency basis			2%			6%	4%

	Nine-Month Period Ended			Nine-Month Period Ended
Per Share Data	Feb. 27, 2022	Feb. 28, 2021	Change	Feb. 28, 2021	Feb. 23, 2020	Change	2-yr CAGR
Diluted earnings per share, as reported	$3.07	$3.10	(1)%	$3.10	$2.54	22%	10%
Divestitures gain	(0.28)	—		—	—
Transaction costs	0.07	—		—	—
Acquisition integration costs	0.03	—		—	—
Investment activity, net	(0.03)	(0.10)		(0.10)	—
Non-income tax recovery	(0.02)	—		—	—
Mark-to-market effects	(0.02)	(0.15)		(0.15)	—
Restructuring charges	0.01	0.02		0.02	0.05
Tax item	—	—		—	(0.09)
CPW restructuring charges	—	—		—	0.01

Adjusted diluted earnings per share	$2.82	$2.88	(2)%	$2.88	$2.51	15%	6%

Foreign currency exchange impact			Flat			1	pt

Adjusted diluted earnings per share growth, on a constant-currency basis			(2)%			14%	6%

Note: Tables may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Feb. 27, 2022		Feb. 28, 2021
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,403.7	30.9%	$1,553.9	34.4%
Mark-to-market effects	20.0	0.4%	(55.7)	(1.2)%
Restructuring charges	2.2	—%	0.7	—%
Product recall	—	—%	(7.8)	(0.2)%

Adjusted gross margin	$1,425.9	31.4%	$1,491.2	33.0%

Operating profit as reported	$815.3	18.0%	$826.6	18.3%
Divestitures gain	(170.1)	(3.7)%	—	—%
Mark-to-market effects	20.0	0.4%	(55.7)	(1.2)%
Investment activity, net	(11.1)	(0.2)%	(59.3)	(1.3)%
Restructuring charges	9.3	0.2%	11.7	0.3%
Transaction costs	8.6	0.2%	—	—%
Acquisition integration costs	4.3	0.1%	—	—%
Non-income tax recovery	0.2	—%	—	—%
Product recall	—	—%	(7.8)	(0.2)%

Adjusted operating profit	$676.5	14.9%	$715.6	15.8%

Net earnings attributable to General Mills as reported	$660.3	14.6%	$595.7	13.2%
Divestitures gain, net of tax (b)	(170.5)	(3.8)%	—	—%
Mark-to-market effects, net of tax (b)	15.3	0.3%	(42.9)	(0.9)%
Investment activity, net, net of tax (b)	(10.9)	(0.2)%	(47.6)	(1.1)%
Transaction costs, net of tax (b)	9.8	0.2%	—	—%
Restructuring charges, net of tax (b)	7.6	0.2%	9.7	0.2%
Acquisition integration costs, net of tax (b)	3.3	0.1%	—	—%
CPW restructuring charges	(1.2)	—%	0.3	—%
Non-income tax recovery, net of tax (b)	0.2	—%	—	—%
Product recall, net of tax (b)	—	—%	(6.9)	(0.2)%

Adjusted net earnings attributable to General Mills	$513.9	11.3%	$508.4	11.2%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 27, 2022		Feb. 28, 2021
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,632.3	32.8%	$4,865.4	35.8%
Mark-to-market effects	(16.2)	(0.1)%	(118.0)	(0.9)%
Restructuring charges	2.8	—%	1.7	—%
Transaction costs	0.8	—%	—	—%
Acquisition integration costs	0.1	—%	—	—%
Product recall	—	—%	(0.7)	—%

Adjusted gross margin	$4,619.8	32.8%	$4,748.5	34.9%

Operating profit as reported	$2,459.7	17.4%	$2,596.9	19.1%
Divestitures gain	(170.1)	(1.2)%	—	—%
Transaction costs	56.8	0.4%	—	—%
Investment activity, net	(20.9)	(0.1)%	(78.3)	(0.6)%
Non-income tax recovery	(20.4)	(0.1)%	—	—%
Acquisition integration costs	20.2	0.1%	—	—%
Mark-to-market effects	(16.2)	(0.1)%	(118.0)	(0.9)%
Restructuring charges	7.9	0.1%	13.6	0.1%
Product recall	—	—%	(0.7)	—%

Adjusted operating profit	$2,317.0	16.4%	$2,413.6	17.7%

Net earnings attributable to General Mills as reported	$1,884.5	13.4%	$1,923.0	14.1%
Divestitures gain, net of tax (b)	(170.5)	(1.2)%	—	—%
Transaction costs, net of tax (b)	44.9	0.3%	—	—%
Investment activity, net, net of tax (b)	(21.2)	(0.2)%	(62.2)	(0.5)%
Acquisition integration costs, net of tax (b)	15.6	0.1%	—	—%
Non-income tax recovery, net of tax (b)	(13.4)	(0.1)%	—	—%
Mark-to-market effects, net of tax (b)	(12.5)	(0.1)%	(90.9)	(0.7)%
Restructuring charges, net of tax (b)	4.3	—%	11.1	0.1%
CPW restructuring charges	(1.1)	—%	2.0	—%
Product recall, net of tax (b)	—	—%	(0.6)	—%

Adjusted net earnings attributable to General Mills	$1,730.6	12.3%	$1,782.5	13.1%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 27, 2022
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(3)%	Flat		(3)%
International	(13)%	2	pts	(16)%
Pet	8%	Flat		8%
North America Foodservice	(13)%	Flat		(13)%

Total segment operating profit	(2)%	Flat		(3)%

	Nine-Month Period Ended Feb. 27, 2022
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(7)%	Flat		(7)%
International	(14)%	4	pts	(18)%
Pet	15%	Flat		15%
North America Foodservice	27%	Flat		27%

Total segment operating profit	(3)%	Flat		(4)%

Note: Tables may not foot due to rounding.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2022 to pre-pandemic levels of activity in fiscal 2020.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended
	Reported Net Sales Growth	Foreign Exchange		Acquisitions and Divestitures		Organic Net Sales
Total
Feb. 28, 2021 vs. Feb. 23, 2020	8%	1	pt	—		7%
Feb. 27, 2022 vs. Feb. 28, 2021	—	—		(3	) pts	4%

2-year compound growth	4%					5%

North America Retail
Feb. 28, 2021 vs. Feb. 23, 2020	9%	—		(3	) pts	11%
Feb. 27, 2022 vs. Feb. 28, 2021	1%	—		—		1%

2-year compound growth	5%					6%

International
Feb. 28, 2021 vs. Feb. 23, 2020	13%	3	pts	—		10%
Feb. 27, 2022 vs. Feb. 28, 2021	(23)%	(2	) pts	(20	) pts	(1)%

2-year compound growth	(7)%					4%

Pet
Feb. 28, 2021 vs. Feb. 23, 2020	14%	—		—		14%
Feb. 27, 2022 vs. Feb. 28, 2021	30%	—		14	pts	16%

2-year compound growth	22%					15%

North America Foodservice
Feb. 28, 2021 vs. Feb. 23, 2020	(12)%	—		11	pts	(23)%
Feb. 27, 2022 vs. Feb. 28, 2021	22%	—		—		22%

2-year compound growth	4%					(3)%

Note: Table may not foot due to rounding.

	Nine-Month Period
	Reported Net Sales Growth	Foreign Exchange		Acquisitions and Divestitures		Organic Net Sales
Total
Feb. 28, 2021 vs. Feb. 23, 2020	8%	—		—		8%
Feb. 27, 2022 vs. Feb. 28, 2021	4%	1	pt	(1	) pt	4%

2-year compound growth	6%					6%

North America Retail
Feb. 28, 2021 vs. Feb. 23, 2020	10%	—		(3	) pts	13%
Feb. 27, 2022 vs. Feb. 28, 2021	—%	—		—		—%

2-year compound growth	5%					6%

International
Feb. 28, 2021 vs. Feb. 23, 2020	9%	—		—		9%
Feb. 27, 2022 vs. Feb. 28, 2021	(5)%	1	pt	(8	) pts	1%

2-year compound growth	2%					5%

Pet
Feb. 28, 2021 vs. Feb. 23, 2020	13%	—		—		13%
Feb. 27, 2022 vs. Feb. 28, 2021	28%	—		12	pts	16%

2-year compound growth	20%					14%

North America Foodservice
Feb. 28, 2021 vs. Feb. 23, 2020	(15)%	—		1	1 pts	(25)%
Feb. 27, 2022 vs. Feb. 28, 2021	24%	—		—		24%

2-year compound growth	3%					(4)%

Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our constant-currency segment operating profit growth in fiscal 2022 to pre-pandemic levels of activity in fiscal 2020.

Our segments’ constant-currency operating profit on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
Total
Feb. 28, 2021 vs. Feb. 23, 2020	9%	1	pt	8%
Feb. 27, 2022 vs. Feb. 28, 2021	(2)%	Flat		(3)%

2-year compound growth	3%			2%

North America Retail
Feb. 28, 2021 vs. Feb. 23, 2020	13%	—		13%
Feb. 27, 2022 vs. Feb. 28, 2021	(3)%	—		(3)%

2-year compound growth	5%			5%

International
Feb. 28, 2021 vs. Feb. 23, 2020	37%	15	pts	22%
Feb. 27, 2022 vs. Feb. 28, 2021	(13)%	2	pts	(16)%

2-year compound growth	9%			1%

Pet
Feb. 28, 2021 vs. Feb. 23, 2020	9%	—		9%
Feb. 27, 2022 vs. Feb. 28, 2021	8%	—		8%

2-year compound growth	8%			8%

North America Foodservice
Feb. 28, 2021 vs. Feb. 23, 2020	(42)%	—		(42)%
Feb. 27, 2022 vs. Feb. 28, 2021	(13)%	—		(13)%

2-year compound growth	(29)%			(29)%

Note: Table may not foot due to rounding.

	Nine-Month Period
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
Total
Feb. 28, 2021 vs. Feb. 23, 2020	12%	1	pt	12%
Feb. 27, 2022 vs. Feb. 28, 2021	(3)%	1	pt	(4)%

2-year compound growth	4%			4%

North America Retail
Feb. 28, 2021 vs. Feb. 23, 2020	15%	Flat		15%
Feb. 27, 2022 vs. Feb. 28, 2021	(7)%	Flat		(7)%

2-year compound growth	3%			3%

International
Feb. 28, 2021 vs. Feb. 23, 2020	46%	12	pts	34%
Feb. 27, 2022 vs. Feb. 28, 2021	14%	4	pts	(18)%

2-year compound growth	29%			5%

Pet
Feb. 28, 2021 vs. Feb. 23, 2020	22%	Flat		22%
Feb. 27, 2022 vs. Feb. 28, 2021	15%	Flat		15%

2-year compound growth	18%			18%

North America Foodservice
Feb. 28, 2021 vs. Feb. 23, 2020	(40)%	Flat		(40)%
Feb. 27, 2022 vs. Feb. 28, 2021	27%	Flat		27%

2-year compound growth	(13)%			(13)%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 27, 2022		Feb. 28, 2021		Feb. 27, 2022		Feb. 28, 2021
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$755.9	$123.2	$754.0	$162.0	$2,269.0	$451.8	$2,378.8	$522.2
Divestitures gain	(170.1)	0.4	—	—	(170.1)	0.4	—	—
Transaction costs	8.6	(1.2)	—	—	56.8	11.2	—	—
Investment activity, net	(11.1)	(0.2)	(59.3)	(11.7)	(20.9)	0.3	(78.3)	(16.1)
Non-income tax recovery	0.2	0.1	—	—	(20.4)	(6.9)	—	—
Acquisition integration costs	4.3	1.0	—	—	20.2	4.6	—	—
Mark-to-market effects	20.0	4.6	(55.7)	(12.8)	(16.2)	(3.7)	(118.0)	(27.1)
Restructuring charges	9.3	1.7	11.7	2.0	7.9	3.6	13.6	2.5
Product recall	—	—	(7.8)	(0.9)	—	—	(0.7)	(0.1)

As adjusted	$617.1	$129.5	$643.1	$138.6	$2,126.3	$461.3	$2,195.5	$481.4

Effective tax rate:
As reported		16.3%		21.5%		19.9%		22.0%
As adjusted		21.0%		21.6%		21.7%		21.9%

Sum of adjustment to income taxes		$6.4		$(23.4)		$9.5		$(40.8)

Average number of common shares - diluted EPS		612.4		619.4		613.5		619.6

Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$0.03		$(0.02)		$0.06

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.

	Quarter Ended		Nine-Month Period Ended
	Feb. 23, 2020		Feb. 23, 2020
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$571.3	$118.2	$1,867.2	$340.9
Mark-to-market effects	8.6	1.9	1.0	0.2
Investment activity, net	3.0	0.7	6.7	5.1
Restructuring charges	12.4	3.7	37.2	8.0
Project-related costs	0.4	0.1	1.1	0.2
Product recall adjustment	—	—	—	—
Tax item	—	—	—	53.1

As adjusted	$595.6	$124.8	$1,913.1	$407.6

Effective tax rate:
As reported		20.7%		18.3%
As adjusted		21.0%		21.3%

Sum of adjustment to income taxes		$6.4		$66.6

Average number of common shares - diluted EPS		612.8		612.1

Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$(0.11)

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.